Exhibit 99.1

West Corporation Announces Proposed Refinancing of Existing Debt

OMAHA, NE, May 26, 2016 – West Corporation (Nasdaq:WSTC), a leading provider of technology-enabled communication services, today announced it is proposing, subject to market and other conditions, to refinance and extend the maturity date for a portion of the loans under its existing Amended and Restated Credit Agreement.

West expects to refinance or extend its existing indebtedness through some or all of the following:

•	Extension of its existing $300 million revolving credit facility, currently set to mature July 2019;

•	Extensions and/or incremental increases of existing term A-1 loans, currently set to mature July 2019, and existing term B-10 loans, currently set to mature June 2018, into new term A-2 loans, and new term B-12 loans, respectively, totaling approximately $1.2 billion or more depending on market conditions; and

•	Other first-lien senior secured debt.

Expected future maturities on the above-mentioned refinancing are between 2021 and 2023.

The proceeds of the combined refinancing will be used primarily for repayment or extension of term B-10 loans, currently set to mature June 2018.

Wells Fargo Bank, N.A. is administrative agent under West’s credit facility.

West cannot provide any assurances about the timing, terms or interest rate associated with the planned refinancing, or that the refinancing transactions can be completed at all.

About West Corporation

West Corporation (Nasdaq: WSTC) is a global provider of technology-enabled communication services. West helps manage or support essential enterprise communications with services that include unified communications services, safety services, interactive services such as automated notifications, telecom services and specialty agent services.

For over 25 years, West has provided reliable, high-quality, voice and data services. West serves clients in a variety of industries including telecommunications, retail, financial services, public safety, technology and healthcare. West has a global organization with sales and operations in the United States, Canada, Europe, the Middle East, Asia Pacific and Latin America. For more information on West Corporation, please call 1-800-841-9000 or visit www.west.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements can be identified by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “continue” or similar terminology. These statements reflect only West’s current expectations and are not guarantees of future performance or results. These statements are subject to various risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include, but are not limited to, West’s ability to complete the proposed refinancing on the terms described or at all; competition in West’s highly competitive markets; increases in the cost of voice and data services or significant interruptions in these services; West’s ability to keep pace with its clients’ needs for rapid technological change and systems availability; the continued deployment and adoption of emerging technologies; the loss, financial difficulties or bankruptcy of any key clients; security and privacy breaches of the systems West uses to protect personal data; the effects of global economic trends on the businesses of West’s clients; the non-exclusive nature of West’s client contracts and the absence of revenue commitments; the cost of pending and future litigation; the cost of defending against intellectual property infringement claims; the effects of extensive regulation affecting many of West’s businesses; West’s ability to protect its proprietary information or technology; service interruptions to West’s data and operation centers; West’s ability to retain key personnel and attract a sufficient number of qualified employees; increases in labor costs and turnover rates; the political, economic and other conditions in the countries where West operates; changes in foreign exchange rates; West’s ability to complete future acquisitions, integrate or achieve the objectives of its recent and future acquisitions; and future impairments of our substantial goodwill, intangible assets, or other long-lived assets. In addition, West is subject to additional risks related to its level of indebtedness. Such risks include West’s ability to generate sufficient cash to service its indebtedness and fund its other liquidity needs; West’s ability to comply with covenants contained in its debt instruments; West’s ability to obtain additional financing, including the proposed refinancing indebtedness; the incurrence of significant additional indebtedness by West and its subsidiaries; and the ability of West’s lenders to fulfill their lending commitments. West is also subject to other risk factors described in documents filed by the Company with the United States Securities and Exchange Commission.

These forward-looking statements speak only as of the date on which the statements were made. West undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

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AT THE COMPANY:

Dave Pleiss

Investor Relations

West Corporation

(402) 963-1500

DMPleiss@west.com

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